SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.___)

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☐	Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

Jefferies Group, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT
Security Ownership Of Certain Beneficial Owners And Management
Election Of Directors
Information Concerning Nominees For Director And Executive Officers
Equity Compensation Plan Information
Corporate Governance
Director Compensation
Executive Compensation
Summary Compensation Table
Aggregated Option/SAR Exercises In Last Fiscal Year And FY-End Option/SAR Values
Section 16(a) Beneficial Ownership Reporting Compliance
Report Of The Compensation Committee On Executive Compensation
Report Of The Audit Committee
Information Regarding Auditors’ Fees
Shareholder Return Performance Presentation
Comparison Of Five Year Cumulative Total Return* Jefferies Group, Inc.’s Common, Standard & Poor’s 500 and FSA Composite Indices
Pension Plan
Certain Relationships And Related Transactions
Annual Report And Independent Auditors
Other Matters
Incorporation By Reference
Shareholder Proposals

JEFFERIES GROUP, INC.
520 Madison Avenue, 12th Floor
New York, New York 10022

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
Monday, May 23, 2005

Dear Shareholder:
      You are cordially invited to attend our Annual Meeting of Shareholders. The meeting will be held at our offices at 520 Madison Avenue, 12th Floor, New York, New York, 10022, on Monday, May 23, 2005, at 9:30 a.m. At the meeting, we will:

1. Elect five directors to serve until our next Annual Meeting, and

2. Conduct any other business that properly comes before the meeting.
      You are entitled to notice of the meeting and to vote at the meeting if you held our common stock at the close of business on April 4, 2005.
      Even if you will not be able to attend, we have taken a number of steps to make it easy for you to vote. The enclosed proxy card contains instructions on how to vote by telephone, on the Internet or by mail. We urge you to vote early using one of these methods if you do not expect to attend. You can still attend the meeting and vote in person if you choose.
      We have provided this Proxy Statement to help you understand what your vote means and to review how Jefferies has performed during 2004. We hope you will find it interesting and informative.

For the Board of Directors,

Lloyd H. Feller
Secretary
April 20, 2005

JEFFERIES GROUP, INC.
520 Madison Avenue, 12th Floor
New York, New York 10022
April 20, 2005
PROXY STATEMENT
       The Board of Directors of Jefferies Group, Inc. requests that each shareholder provide a proxy for use at our Annual Meeting of Shareholders. The meeting will be held at our principal executive offices at 520 Madison Avenue, 12th Floor, New York, New York, 10022, on Monday, May 23, 2005, at 9:30 a.m., local time. Your proxy will be effective at the annual meeting, and at any adjournment and reconvened meeting if an adjournment is necessary. You are entitled to receive notice of the meeting and to vote at the meeting if you were a shareholder of record at the close of business on April 4, 2005. We are first mailing this Notice of Annual Meeting, Proxy Statement and proxy card to shareholders on or about April 20, 2005.
      Eligible shareholders may vote by telephone, on the Internet, by mail or by attending the meeting and voting by ballot as described below. If you vote by telephone or on the Internet you do not need to return a proxy card. Telephone and Internet voting facilities will be available 24 hours a day, and will close at 11:59 p.m. on the night before the meeting, May 22, 2005. To vote by telephone, please call 1-800-PROXIES (1-800-776-9437). To vote on the Internet, go to www.voteproxy.com and follow the on-screen instructions. To vote by mail, simply mark the enclosed proxy, date and sign it, and return it to American Stock Transfer & Trust Company in the postage-paid envelope provided. If the envelope is missing, please mail the completed proxy card to us at:

Jefferies Group, Inc.
c/o American Stock Transfer & Trust Company
6201 15th Avenue, 3rd Floor / Proxy Department
Brooklyn, NY 11219
      We will use any votes received by telephone, internet or mail at the annual meeting and any adjournment of the meeting. If you change your mind after voting by telephone or on the Internet, simply call the number again or return to the website again to change your vote. You may also revoke your vote, whether by telephone, internet or by mail, by (i) delivering a written notice of revocation to our Secretary on or before the meeting time, (ii) delivering a new proxy card with a later date to our Secretary on or before the meeting time, or (iii) attending the meeting and voting in person.
      If you indicate how you would like your shares voted by returning a proxy card, voting by telephone or voting on the Internet, we will vote your shares in accordance with your directions at the meeting. If you do not indicate how you want your shares voted, but return a proxy card, your shares will be voted FOR the election of the five nominees for Director whose names are listed in this Proxy Statement, and if any other matters are properly raised at the meeting, your shares will be voted as directed by Richard Handler, our Chief Executive Officer, or John C. Shaw, Jr., our President.
      Each person we list in this Proxy Statement as a nominee for Director has agreed to serve if elected. Although we expect that all the nominees will be able to serve if elected, if one of the nominees becomes unable to serve between now and the meeting date, we will vote any shares for which we have received proxies in favor of a substitute nominee recommended by our Board of Directors.
      We are paying for all costs associated with soliciting proxies from our shareholders. Although there are no formal agreements to do so, we will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for their reasonable expenses incurred in sending proxy materials and annual reports to our shareholders. In addition to solicitation by mail, our directors and officers may solicit proxies in person, by telephone, or by fax, but they will not receive special compensation for such solicitation.

      On April 4, 2005, the record date for determining which shareholders are entitled to vote at the annual meeting, there were 58,089,929 shares of our Common Stock outstanding. You are entitled to one vote for each share for which you were the holder of record on the record date. We do not have cumulative voting, and there are no appraisal or dissenters rights associated with the matters we have scheduled for a vote at the meeting. Each share will give its holder the right to one vote for each Director to be elected and one vote on each separate matter of business properly brought before the meeting.
      The five Directors who receive the most votes from the shares properly voting at the meeting will be elected, even if one or more directors does not receive a majority of the votes cast. Approval of other items at the meeting will require a YES vote from at least a majority of the shares present in person or represented by proxy that are entitled to vote at the meeting.
      Some shareholders may choose to return their proxies or appear at the meeting, but withhold their vote on a certain matter. Withholding a vote for a particular Director will not count as a vote against that Director, since there is no minimum number of votes necessary to elect a Director. The Directors with the most votes will be elected and withholding your vote will only prevent it from counting in favor of a certain Director. Withholding your vote or abstaining on a matter that requires a majority approval will count as a vote against that matter. If your shares are held in your broker’s name and you do not give your broker timely voting instructions on a certain matter, it will have no effect on the election of Directors, but will count as a vote against any other item properly raised at the meeting.
      We have retained our transfer agent, American Stock Transfer & Trust Company, as independent inspector of election to receive and tabulate the proxies. Our transfer agent will also certify the results and perform any other acts required by the Delaware General Corporation Law.
Security Ownership Of Certain Beneficial Owners And Management
      The following table sets forth certain information regarding beneficial ownership of our common stock by

•	each person we know of who beneficially owns more than 5% of our common stock,

•	each of our Directors,

•	each Executive Officer named in the Summary Compensation Table and

•	all Directors and Executive Officers as a group.

      The information set forth below is as of February 1, 2005, unless otherwise indicated. Information regarding shareholders other than Directors, Executive Officers and employee benefit plans is based upon information contained in Schedules 13G filed with the Securities and Exchange Commission (“SEC”). The number of shares beneficially owned by each shareholder and the percentage of the outstanding common stock those shares represent include shares that may be acquired by that shareholder within 60 days through the exercise of any option, warrant or right. Unless otherwise indicated, the mailing address of the parties listed below is our principal business address and the parties have sole voting power and sole dispositive power over their shares.

	Shares of		Percentage of
	Common Stock		Common Stock
	Beneficially		Beneficially
Name and Address of Beneficial Owner	Owned		Owned

Jefferies Group, Inc. Employee Stock Ownership Plan	6,366,007	(1)	11.1%
Richard B. Handler	4,023,275	(2)	6.8%
Earnest Partners LLC	3,875,615	(3)	6.8%
Residence 75 Fourteenth Street, Suite 2300
Atlanta, Georgia 30309
John C. Shaw, Jr.	1,207,084	(4)	2.1%
Richard G. Dooley	219,209	(6)	*
Joseph A. Schenk	218,372	(5)	*
Frank J. Macchiarola	179,338	(7)	*
Maxine Syrjamaki	144,412	(8)	*
Lloyd H. Feller	83,342	(9)	*
W. Patrick Campbell	42,813	(10)	*
All Directors and Executive Officers	5,552,768	(11)	9.8%

*	The percentage of shares beneficially owned does not exceed one percent of the class.

(1)	Under the Jefferies Group, Inc. Employee Stock Ownership Plan (the “ESOP”), shares are allocated to accounts in the name of the individuals who participate in the ESOP. The voting rights for shares in each individual participant’s account are passed through to that participant. Because participants can vote shares in their ESOP accounts, but cannot sell them, participants in the ESOP have sole voting power and no dispositive power over shares allocated to their accounts. As of December 31, 2004, 6,366,007 shares of Common Stock were held in the ESOP Trust, and 6,362,176 of those shares were allocated to the accounts of ESOP participants. The remaining 3,831 shares held in the ESOP were held in a general account for future allocation. Those shares allocated to the accounts of Directors and Executive Officers are indicated on their respective entries in the table and are also included in the ESOP figure. Because of its role as trustee for the ESOP, Wells Fargo Bank, N.A. may also be deemed to have shared dispositive power over the shares held by the ESOP. The ESOP is directed by a committee which serves as its Plan Administrator. Our Board of Directors appoints the members of the committee, which currently consist of Richard B. Handler, our Chief Executive Officer, John C. Shaw, Jr., our President and Chief Operating Officer, Joseph A. Schenk, our Chief Financial Officer, and Melvin W. Locke, Jr., our Director of People Services. These individuals each disclaim beneficial ownership of the shares held by the ESOP except those shares allocated to his ESOP account. Wells Fargo & Company, on behalf of Wells Fargo Bank, N.A. and Wells Fargo Funds Management, LLC has filed a Schedule 13G with the SEC. In its 13G, Wells Fargo reported that as of December 31, 2004, it had sole voting power over 5,437 shares, shared voting power over 6,366,007 shares, sole dispositive power over no shares and shared dispositive power over no shares. We believe that the shares referred to in the Wells Fargo filing include the shares held by the ESOP.

(2)	Assuming Mr. Handler’s continued employment with us through the expiration of all applicable vesting and deferral periods, Mr. Handler would beneficially own 5,416,505 shares (representing 9.5% of the currently outstanding class). The table above includes 806,664 shares subject to immediately exercisable options; 25,076 shares subject to immediately exercisable options held under the DCP; 1,571,127 vested restricted stock units (“RSUs”) which Mr. Handler has a right to acquire within 60 days from February 1, 2005; 52,988 shares held under the ESOP; and 20 shares held in an account for the benefit of Mr. Handler’s immediate family. The table above excludes 1,136,747 RSUs which do not represent a right to acquire within 60 days from February 1, 2005; 133,336 options subject to vesting later than 60 days after February 1, 2005; 136 deferred shares of restricted stock held by the trustee of the ESPP as to which Mr. Handler has neither voting nor dispositive power; and 123,012 share denominated deferrals under the Deferred Compensation Plan (“DCP”).

(3)	The indicated interest was reported on a Schedule 13G filed with the SEC by Earnest Partners, LLC on February 14, 2005. In its Schedule 13G, Earnest reported that as of December 31, 2004, it had sole voting power over 2,277,710 shares, shared voting power over 920,005 shares, sole dispositive power over 3,875,615 shares and shared dispositive power over no shares.

(4)	Assuming Mr. Shaw’s continued employment with us through the expiration of all applicable vesting and deferral periods, Mr. Shaw would beneficially own 1,308,691 shares (representing 2.3% of the currently outstanding class). The table above includes 196,664 shares subject to immediately exercisable options; 13,886 shares subject to immediately exercisable options held under the DCP; 222,403 shares of unvested restricted stock as to which Mr. Shaw has sole voting and no dispositive power; 134,514 shares held under the ESOP; and 1,771 shares held by the Trustee of our Profit Sharing Plan (the “PSP”). Participants in the PSP have sole voting power and limited dispositive power over shares allocated to their PSP accounts. The table above excludes 33,336 options subject to vesting later than 60 days after February 1, 2005; 25,438 RSUs which do not represent a right to acquire within 60 days from February 1, 2005; 136 vested and deferred shares under the ESPP and 42,697 share denominated deferrals under the DCP.

(5)	Assuming Mr. Schenk’s continued employment with us through the expiration of all applicable vesting and deferral periods, Mr. Schenk would beneficially own 340,630 shares (representing less than 1% of the currently outstanding class). The table above includes 105,466 shares subject to immediately exercisable options; 11,948 shares subject to immediately exercisable options held under the DCP; 26,365 vested RSUs which Mr. Schenk has a right to acquire within 60 days after February 1, 2005; 1,568 shares held under the ESOP; 9,841 shares under the PSP; and 60 shares held in accounts for the benefit of Mr. Schenk’s immediate family. The table above excludes 73,982 unvested RSUs which do not represent a right to acquire within 60 days from February 1, 2005; 305 deferred shares of restricted stock held by the trustee of the ESPP as to which Mr. Schenk has neither voting nor dispositive power; and 47,971 share denominated deferrals under the DCP.

(6)	Assuming the expiration of all applicable vesting and deferral periods, Mr. Dooley would beneficially own 249,708 shares (representing less than 1% of the currently outstanding class). The table above includes 74,730 shares subject to immediately exercisable options and 2,529 shares of restricted stock as to which Mr. Dooley has sole voting and no dispositive power. The table above excludes 30,499 deferred shares under our Director Stock Compensation Plan (the “DSCP”) which do not reflect a right to acquire within 60 days after February 1, 2005.

(7)	Assuming the expiration of all applicable vesting and deferral periods, Mr. Macchiarola would beneficially own 194,535 shares (representing less than 1% of the currently outstanding class). The table above includes 94,306 shares subject to immediately exercisable options and 2,529 restricted shares under the DSCP as to which Mr. Macchiarola has sole voting and no dispositive power. The table above excludes 15,197 deferred shares under the DSCP which do not reflect a right to acquire within 60 days after February 1, 2005.

(8)	Assuming Ms. Syrjamaki’s continued employment with us through the expiration of all applicable vesting and deferral periods, Ms. Syrjamaki would beneficially own 152,798 shares (representing less than 1% of the currently outstanding class). The table above includes 2,931 unvested shares of restricted stock as to which Ms. Syrjamaki has sole voting and no dispositive power; 1,708 shares subject to immediately exercisable options held under the DCP; 78,749 shares held under the ESOP; and 28,131 shares under the PSP. The table above excludes 1,241 unvested RSUs which do not represent a right to acquire within 60 days from February 1, 2005; and 7,145 share denominated deferrals under the DCP.

(9)	Assuming Mr. Feller’s continued employment with us through the expiration of all applicable vesting and deferral periods, Mr. Feller would beneficially own 105,371 shares (representing less than 1% of the currently outstanding class). The table above includes 30,000 shares of unvested restricted stock as to which Mr. Feller has sole voting and no dispositive power; and 33,332 shares subject to immediately exercisable options. The table above excludes 5,362 share denominated deferrals under the DCP; 10 shares held under the ESOP and 16,668 options subject to vesting later than 60 days after February 1, 2005.

(10)	Assuming the expiration or termination of all applicable vesting and deferral periods, Mr. Campbell would beneficially own 50,005 shares (representing less than 1% of the currently outstanding class). The table above includes 37,284 shares subject to immediately exercisable options and 2,529 restricted shares under the DSCP as to which Mr. Campbell has voting but no dispositive power. The table above excludes 7,192 deferred shares under the DSCP which do not reflect a right to acquire within 60 days after February 1, 2005.

(11)	Includes 1,348,446 shares subject to immediately exercisable options; 255,334 shares of unvested restricted stock; 1,597,492 RSUs which employees have a right to acquire within 60 days from February 1, 2004; 52,618 options held under the DCP; 267,829 shares held under the ESOP for the listed directors and executive officers as a group; and 39,743 shares under the PSP for the listed directors and executive officers as a group.
Election Of Directors
      Under our By-Laws, the Board of Directors may determine its own size so long as it remains not less than five nor more than seventeen Directors. Our Board currently consists of five members, and has decided to elect five directors again at this year’s Annual Meeting. The directors elected at this Annual Meeting will serve a term that lasts until the directors elected at next year’s Annual Meeting of Shareholders assume their duties.
Information Concerning Nominees For Director And Executive Officers
Nominees
      The following information relates to the nominees for election as Directors:

W. Patrick Campbell, 59, a nominee, has been one of our Directors since January 2000. Mr. Campbell was Chairman and Chief Executive Officer of Magex Limited from August 2000 through April 2002 and is currently an independent consultant in the media and telecom field. From 1994 until October 1999, Mr. Campbell was Executive Vice President of Corporate Strategy and Business Development at Ameritech Corp. where he was a member of the Management Committee and directed all corporate strategy and merger and acquisition activity. From 1989 to 1994, Mr. Campbell served as President and Chief Executive Officer of Columbia TriStar Home Video, a Sony Pictures Entertainment Company, and has previously been President of RCA/ Columbia Pictures International Video. Mr. Campbell has also been a director of Black & Veatch since November 1999. Mr. Campbell is Chairman of our Audit Committee, and a member of our Compensation Committee and Corporate Governance and Nominating Committee.

Richard G. Dooley, 75, a nominee, has been one of our Directors since November 1993. From 1978 until his retirement in June 1993, Mr. Dooley was Executive Vice President and Chief Investment Officer of Massachusetts Mutual Life Insurance Company (“Mass Mutual”). Mr. Dooley was a consultant to Mass Mutual from 1993 to 2003. Mr. Dooley has been a director of Kimco Realty Corporation since 1990. Mr. Dooley is also a trustee of Saint Anselm College and member of the Board of The Nellie Mae Education Foundation, Inc. Mr. Dooley is Chairman of our Compensation Committee and a member of our Audit Committee and Corporate Governance and Nominating Committee.

Richard B. Handler, 43, a nominee, has been our Chairman since February 2002, and our Chief Executive Officer since January 2001. Mr. Handler has also served as Chief Executive Officer of Jefferies & Company, Inc., our principal operating subsidiary (“Jefferies”), since January 2001, and as Co-President and Co-Chief Operating Officer of both companies during 2000. Mr. Handler was first elected to our Board in May 1998. He was Managing Director of High Yield Capital Markets at Jefferies from May 1993 until February 2000, after co-founding that group as an Executive Vice President in April 1990. He is also the President and Chief Executive Officer of the Jefferies Partners Opportunity family of funds. Mr. Handler received an MBA from Stanford University in 1987 and a BA in Economics from the University of Rochester in 1983.

Frank J. Macchiarola, 63, a nominee, has been one of our Directors since August 1991. He is currently the President of St. Francis College, where he has served in that capacity since July 1996. He also serves as special counsel to the law firm of Tannenbaum, Halpern, Syracuse & Hirschtritt, LLP. Previously, Mr. Macchiarola was a Professor of Law and Political Science and the Dean of the Benjamin N. Cardozo School of Law at Yeshiva University in New York City from 1991 to 1996, Professor of Business in the Graduate School of Business at Columbia University from 1987 to 1991, and President and Chief Executive Officer of the New York City Partnership, Inc. from 1983 to 1987. Prior to 1985, Mr. Macchiarola was a faculty member at the City University of New York and Chancellor of the New York City Public School System. Mr. Macchiarola has been a Trustee of the Manville Personal Injury Trust since 1991. Mr. Macchiarola is Chairman of our Corporate Governance and Nominating Committee and a member of our Audit Committee and Compensation Committee.

John C. Shaw, Jr., 58, a nominee, has been our President and Chief Operating Officer since January 2001, and served in the same capacity at Jefferies during that time. Mr. Shaw has also been one of our Directors since January 2000. Mr. Shaw also served as our Co-President and Co-Chief Operating Officer during 2000, and as Executive Vice President and National Sales Manager of the Equity Division of Jefferies from 1997 to 2000. Mr. Shaw was Executive Vice President and Regional Manager of our Boston office from 1994 to 1997 and began his tenure at Jefferies in 1983 as a Senior Vice President and Regional Manager of the firm’s Chicago office. Before joining Jefferies, Mr. Shaw was a Senior Vice President and Institutional Branch Manager at First Boston in Chicago, and previously, was a Senior Vice President and Branch Manager at Cantor Fitzgerald in Chicago, where he started in 1976.
Other Executive Officers
      Our Executive Officers are appointed by the Board of Directors and serve at the discretion of the Board. Other than Messrs. Handler and Shaw, for whom information is provided above, the following sets forth information as to the Executive Officers:

Joseph A. Schenk, 46, has been our Chief Financial Officer and Executive Vice President since January 2000, Executive Vice President of Jefferies since January 2000, and was a Senior Vice President, Corporate Services, of Jefferies from September 1997 through December 1999. From January 1996 through September 1997, Mr. Schenk was Chief Financial Officer and Treasurer of Tel-Save Holdings, Inc., now Talk America Holdings, Inc. From September 1993 to January 1996, Mr. Schenk was Vice President, Capital Markets Group, with Jefferies.

Lloyd H. Feller, 62, has been our Executive Vice President, General Counsel and Secretary since December 2002. Mr. Feller was a Senior Vice President, Secretary and General Counsel of SoundView Technology Group from 1999 to December 2002. Prior to joining SoundView’s predecessor, Wit Capital Group, in 1999, Mr. Feller was a partner at Morgan Lewis & Bockius LLP, where he was the leader of that firm’s securities regulation practice group. Before joining Morgan Lewis in 1979, Mr. Feller worked at the SEC as the Associate Director of the Division of Market Regulation, a position in which he was in charge of the Office of Market Structure and Trading Practices.

Maxine Syrjamaki, 60, has been our Controller since May 1987, an Executive Vice President of Jefferies since November 1986, and Chief Financial Officer of Jefferies since September 1984. Ms. Syrjamaki was also Chief Financial Officer of Bonds Direct Securities LLC from 2001 through 2004, and Chief Financial Officer of Quarterdeck Investment Partners, LLC since 2001. Prior to joining Jefferies in 1983, Ms. Syrjamaki was a C.P.A. in the audit group of Peat Marwick (now KPMG) specializing in financial institutions.

Equity Compensation Plan Information
      The following table provides information regarding our compensation plans (other than certain tax qualified plans, such as our 401(k) and ESOP), under which our equity securities were authorized for issuance as of December 31, 2004.

Number of Securities
	Number of Securities		Remaining Available for
	to be Issued Upon	Weighted-Average	Future Issuance Under
	Exercise of	Exercise Price of	Equity Compensation Plans
	Outstanding Options,	Outstanding Options,	(Excluding Securities
	Warrants and Rights	Warrants and Rights	Reflected in Column (a))
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by security holders	2,472,397	$16.39	9,052,885
Equity compensation plans not approved by security holders	—	—	—
Total	2,472,397	$16.39	9,052,885

(1)	The weighted average exercise price of outstanding options, warrants and rights is calculated based solely on those awards that have a specified exercise price. If outstanding RSUs and similar rights were included, and deemed to have an exercise price of zero, the weighted average exercise price for plans approved by security holders would be $6.96.

(2)	Of the shares remaining available for future issuance, as of December 31, 2004, the numbers of shares that may be issued as restricted stock or deferred stock were as follows: 7,039,586 shares under the 2003 Incentive Compensation Plan (the “2003 Plan”) for general use; 4,449,372 shares under the 2003 Plan designated for use under the Deferred Compensation Plan, as amended and restated (the “DCP”); and 860,861 shares under the Director Stock Compensation Plan. These plans also authorize the grant of options and other types of equity awards. The number of shares available for future grants under the 2003 Plan changes pursuant to a formula set forth in the plan. The formula establishes that the number of shares available for grant under the plan shall be equal to 30% of the total number of shares outstanding immediately prior to the grant, less shares outstanding under the 2003 Plan and the 1999 Incentive Compensation Plan. For this purpose, an option is “outstanding” until it is exercised and any other award is “outstanding” in the calendar year in which it is granted and for so long thereafter as it remains subject to any vesting condition requiring continued employment. The DCP provides eligible employees with the opportunity to defer receipt of cash compensation for five years, with an optional deferral of an additional five years. In prior years participants chose whether their deferred compensation was allocated to a cash denominated investment subaccount or to an equity subaccount which permitted a combination of shares, options and other specified equity investment vehicles. Current participants choose whether their deferred compensation is allocated to a cash subaccount or share denominated subaccount. Restricted shares are allocated to a participant’s subaccount at a predetermined discount of up to 15% of the volume weighted average market price per share of our Common Stock on the last day of the quarter. The predetermined discount amount for 2004 was 10%. A maximum of 8,000,000 shares are reserved for restricted share units and options under the DCP. Restricted share units will be credited with dividend equivalents on the last day of each quarter, which will be converted into additional share units in accordance with the terms of the DCP. Restricted share units and options, and the terms thereof, are subject to equitable adjustment by the Compensation Committee in the event of certain extraordinary corporate events. The discounted portion of any amounts credited is forfeitable until the participant has participated in the DCP for three consecutive years or until the participant’s age plus the number of years of service equals 65. Options will become exercisable on the first anniversary of the third year after the year in which the option was granted, or earlier upon the participant’s death or retirement. Options expire at the end of the fifth year after the year of grant or 60 days after termination of employment other than due to death.

Corporate Governance
      The Board of Directors is responsible for supervision of our overall affairs. During 2004, the Board held six regular meetings and two special meetings. To assist in carrying out its duties, the Board has delegated authority to three committees: an Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee. Each incumbent member of the Board of Directors attended at least 75% of the total number of 2004 meetings of the Board of Directors and its committees that he was required to attend. Though we do not have a policy regarding attendance by Directors at the Annual Meeting of Shareholders, three of the five directors attended the Annual Meeting of Shareholders in 2004.
      The Board has adopted Corporate Governance Guidelines that contain categorical standards for the determination of director independence, which are available to the public through the Jefferies website at www.jefco.com. The Board has determined that directors who comply with the standards in the Corporate Governance Guidelines have no material relationship with us as required by New York Stock Exchange Rules. The Board has determined that all of Messrs. Campbell, Dooley and Macchiarola meet the independence standards as set forth in the Corporate Governance Guidelines.
      The current Audit Committee members are W. Patrick Campbell, Chairman, Frank J. Macchiarola and Richard G. Dooley. The Board of Directors has determined that all of the members of the Audit Committee are “Audit Committee Financial Experts” as defined by the rules of the Securities and Exchange Commission. The Audit Committee is appointed by the Board to assist the Board in monitoring (1) the integrity of our financial statements, (2) our independent auditor’s qualifications and independence, (3) the performance of our internal audit function and independent auditors, and (4) our compliance with legal and regulatory requirements. The Audit Committee has adopted a written charter which was attached as Appendix 1 to our Proxy Statement dated April 4, 2003, and is also available on our website as described below. During 2004, there were eleven meetings of the Audit Committee.
      The current Compensation Committee members are Richard G. Dooley, Chairman, W. Patrick Campbell and Frank J. Macchiarola. The Compensation Committee is appointed by the Board to advise senior management on the administration of our compensation programs, review and approve the compensation of the Executive Officers and prepare any report on executive compensation required by the rules and regulations of the SEC. The Compensation Committee has adopted a written charter which was attached as Appendix 2 to our Proxy Statement dated April 4, 2003, and is also available on our website as described below. During 2004, there were nine meetings of the Compensation Committee.
      The current Corporate Governance and Nominating Committee members are Frank J. Macchiarola, Chairman, W. Patrick Campbell and Richard G. Dooley. The Corporate Governance and Nominating Committee recommends individuals to the Board for nomination as members of the Board and its committees and develops and recommends to the Board a set of corporate governance principles. In nominating candidates, the Committee takes into consideration such factors as it deems appropriate, which may include judgment, skill, diversity, experience with businesses and other organizations of comparable size, the interplay of the candidate’s experience with the experience of other Board members, and the extent to which the candidate would be a desirable addition to the Board and any committees of the Board. Like candidates proposed by management, the Committee may consider candidates proposed by shareholders, but is not required to do so. To suggest a nominee, address your correspondence to Lloyd H. Feller, our corporate Secretary, at our address listed at the top of the front page of this Proxy Statement. The Corporate Governance and Nominating Committee has adopted a written charter which was attached as Appendix 3 to our Proxy Statement dated April 4, 2003, and is also available on our website as described below. During 2004, there were eight meetings of the Corporate Governance and Nominating Committee.

      Important documents related to our corporate governance are posted on our website at http://www.jefco.com/ and may be viewed by following the “About Us” link near the top of the left menu, and then the “Corporate Governance” link in the menu that follows. Documents posted include our Code of Ethics, Corporate Governance Guidelines and the Charters for each of the board committees mentioned above, which may be accessed directly at http://www.jefco.com/charters/. We will also provide you with any of these documents in print upon request without charge. You may direct your request to Investor Relations, Jefferies & Company, Inc., 520 Madison Avenue, 12th Floor, New York, NY 10022, or by calling 203-708-5975 or sending an email to info@jefco.com.
      We have established a process by which shareholders can contact our Board of Directors, the non-management directors as a group, or a committee of the Board of Directors. To contact the Board, the non-management directors as a group or a Board committee, you can send an email to Lloyd H. Feller, our General Counsel, at lfeller@jefco.com, or write to: Lloyd H. Feller, Executive Vice President and General Counsel, Jefferies Group, Inc., 520 Madison Avenue, 12th Floor, New York, NY, 10022.
Director Compensation
      Each non-employee Director (Messrs. Campbell, Dooley and Macchiarola) receives an annual retainer of $30,000, paid quarterly, $1,500 for attendance at each of six regular meetings of the Board, and $2,000 for attendance at each special meeting of the Board. In addition, each non-employee member of the Board elected by the shareholders to serve for the coming year will receive an annual grant of $80,000 in restricted stock with three year ratable vesting. The Chairmen of the Audit, Compensation and Corporate Governance and Nominating Committees are also paid an annual fee of $3,000, and Directors receive $1,000 for each Committee meeting attended.
      Under our 1999 Directors’ Stock Compensation Plan (the “DSCP”), each non-employee Director may elect to receive annual retainer fees, Board and committee meeting fees and Chairman’s fees in the form of cash, deferred cash, or deferred shares.
      A non-employee Director may elect to defer receipt of annual retainer fees, fees for service as chairman of a Board committee, and Board and committee meeting fees by filing an election prior to the beginning of the plan year. If such fees are deferred in the form of cash, we will credit a cash account established for the Director with the amount of fees deferred, at the date such fees otherwise would be payable to the Director. Interest will be credited to such account for a plan year at the prime interest rate in effect at the date of the preceding annual meeting of stockholders.
      If a Director elects to defer fees in the form of deferred shares, we will credit a deferral account established for the Director. The number of shares credited will be determined by dividing the amount of fees owed by the market price of our common stock on the date the fees would have been payable. The resulting number of shares (including any fractional shares) will be credited to the director’s account. Each time a dividend is paid on our common stock, an additional number of shares reflecting the value of the dividend that would have been paid to the director will be credited to the director’s account.
      Directors who are also our employees are not paid Directors’ fees and are not granted restricted stock for serving as Directors.
      Each Director may participate in our Charitable Gifts Matching Program pursuant to which we will match 50% of allowable charitable contributions made by a Director, up to a maximum matching contribution of $3,000 per person per year. Previously, our directors have also been given the opportunity to participate in certain company investments or investment funds on the same basis as our other employees.
      The children of Directors may also participate (along with the children of all our employees) in the Boyd & Stephen Jefferies Educational Grant Program which provides scholarship awards for secondary and post-secondary education based on factors such as financial need, academic merit and personal statements. The grants are made by an independent scholarship committee, none of whose members are affiliated with us.

Executive Compensation
      Shown below is information concerning the compensation we paid to those persons who were, during 2004, (a) the Chief Executive Officer, (b) our other four most highly compensated Executive Officers as specified by SEC rules, and (c) up to two additional individuals for whom disclosure would have been provided but for the fact that the individual was not serving as an executive officer on December 31, 2004. The compensation described relates to services provided for us by the individuals for the fiscal years ended December 31, 2002, 2003 and 2004.
Summary Compensation Table

		Annual Compensation(2)(3)			Long-Term Compensation

					Awards

(a)	(b)	(c)	(d)	(e)	(f)			(g)	(h)
								Securities
								Underlying
				Other Annual	Restricted			Options/	All Other
Name and		Salary	Bonus	Compensation	Stock Award(s)(4)			SARs	Compensation(5)
Principal Position	Year	($)	($)	($)	($)			#	($)

Richard B. Handler	2004	1,000,000	6,862,000	—		16,000,000	(1)	—	17,052
Chairman & Chief					Consisting of:
Executive Officer					2005 Long Term	8,000,000
					2006 Long Term	8,000,000

					Total	16,000,000
	2003	1,000,000	4,466,447	—		14,653,588	(1)	—	3,218
					Consisting of:
					2003 Related	8,515,588
					2004 Long Term	6,138,000

					Total	14,653,588
	2002	350,000	1,587,170	—		8,018,821		416,980	31,650
John C. Shaw, Jr.	2004	1,000,000	1,532,400	—		1,021,600		—	13,862
President & Chief	2003	1,000,000	1,695,696	—		4,909,572	(1)	—	3,218
Operating Officer					Consisting of:
					2003 Related	2,863,572
					2004 Long Term	2,046,000

					Total	4,909,572
	2002	250,000	1,222,273	—		2,483,386		108,488	16,832
Joseph A. Schenk	2004	275,000	725,000	—		1,333,333		—	14,072
Executive Vice Pres. &	2003	275,000	765,492	—		1,305,805		—	3,218
Chief Financial Officer	2002	275,000	757,005	—		637,502		42,194	7,919
Lloyd H. Feller	2004	250,000	893,000	—		—		—	22,207
Executive V.P., General	2003	250,000	840,291	—		8,357		—	3,218
Counsel & Secretary	2002	20,833	54,167	—		1,108,750		50,000	100,000
Maxine Syrjamaki	2004	161,500	290,365	—		50,000		—	15,203
Controller	2003	161,500	271,750	—		72,948		—	3,218
	2002	161,500	228,590	—		6,111		632	6,495

(1)	The Compensation Committee considers that, for 2004, cash and restricted stock compensation to Mr. Handler had a value of $14.008 million, not including stock options. In conjunction with negotiating 2005 and 2006 Pay-for-Performance Plans for Mr. Handler in 2004, the Committee had determined to make grants of restricted stock that would cover 2005 and 2006. The restricted stock grant was made in 2004. As required by SEC rules, the dollar value of the restricted stock grants for 2005 and 2006 ($8,000,000 for each) is included in the line showing 2004 compensation in the Table above. As discussed in the “Report of the Compensation Committee on Executive Compensation,” the Compensation Committee considers those grants as part of 2005 and 2006 compensation.

(2)	By early 2004, the Compensation Committee had authorized annual bonuses under the Pay-for-Performance Incentive Program payable for achievement of specified performance goals. Under the approved bonus formulas, our actual performance in 2004 would have entitled Mr. Handler to a cash bonus of $11,131,000 and Mr. Shaw to a cash bonus of $4,636,000. The Compensation Committee also intended that Mr. Schenk would receive a cash bonus under a comparable bonus formula, which would have resulted in a cash bonus of $2,770,333. However, the three executive officers requested that the Committee substantially reduce their 2004 bonus payouts as they did in 2002 and 2003. The Committee agreed to their request. The reduction for each of the executives was as follows: $4,269,000 for Mr. Handler, $2,082,000 for Mr. Shaw and $712,000 for Mr. Schenk, for a total reduction of $6,351,712. The bonus amounts that were paid under this Program for 2004 were as follows: Mr. Handler, total bonus of $6,862,000, in cash; Mr. Shaw, total bonus of $2,554,000, consisting of $1,532,400 cash and 25,438 shares of restricted stock; and Mr. Schenk, total bonus of $2,058,333, consisting of $725,000 cash and 26,985 shares of restricted stock. The “Bonus” column in the table above includes current year deferrals of $1,000,000 for Mr. Handler, $100,000 for Mr. Feller, and $25,000 for Ms. Syrjamaki through our Deferred Compensation Plan (the “DCP”). The dollar value of restricted stock units acquired under the DCP, which represents the discount on stock units, is reflected in the Other Annual Compensation column. The DCP restricted stock units are non-forfeitable once a participant has participated in the DCP for three consecutive years, a condition met by all of the named executive officers other than Mr. Feller.

(3)	The amounts shown include cash and non-cash compensation earned by the Named Executive Officers as well as amounts earned but deferred under our deferred compensation plans. In addition, we have established investment entities and permitted executive officers and others to acquire interests in these entities, or have permitted deferred bonus amounts shown in the table above to be deemed invested in those entities. Some of these investment entities are funds managed by Jefferies or its affiliates, some hold equity and derivative securities in companies for which Jefferies or its affiliates have provided investment banking and other services, and others invest on a pari passu basis in all trading and investment activities undertaken by Jefferies’ High Yield Division. See “Certain Relationships and Related Transactions.”

(4)	On December 31, 2004, the five individuals in the table held our restricted shares or restricted stock units (“RSUs”) with an aggregate market value as follows: Mr. Handler held 1,259,507 with a market value of $50,732,942; Mr. Shaw held 252,463 with a market value of $10,169,210; Mr. Schenk held 83,610 with a market value of $3,367,811; Mr. Feller held 30,536 with a market value of $1,229,997; and Ms. Syrjamaki held 2,671 with a market value of $107,588. In the case of Mr. Handler, restrictions on 122,760 shares granted on January 28, 2003 lapsed on January 28, 2005; restrictions on 600,000 shares granted on May 5, 2003 will lapse on May 5, 2006; restrictions on 62,110 shares granted on January 20, 2004 will lapse on January 20, 2007; and restrictions on 474,637 shares granted on August 20, 2004 will lapse on January 1, 2008. The totals above do not include certain RSUs which Mr. Handler has deferred the receipt of for tax purposes, including 472,144 RSUs arising upon Mr. Handler’s election to defer the gains from options, 945,972 RSUs arising upon the deferral of the receipt of restricted stock which have now vested, and 29,083 RSUs arising upon the deferral of dividends on existing RSUs. Deferrals on these RSUs will lapse upon the earliest to occur of his reaching age 65 or termination of employment and dividends payable on deferred RSUs will continue to be reinvested in additional vested and deferred RSUs. In the case of Mr. Shaw, restrictions on 30,060 restricted shares granted January 28, 2003 lapsed on January 28, 2005; restrictions on 200,000 shares granted May 5, 2003 will lapse on May 5, 2006; and restrictions on 22,403 shares granted on January 20, 2004 will vest on January 20, 2007. In the case of Mr. Schenk, restrictions on 25,616 shares granted January 28, 2003 lapsed on January 28, 2005; restrictions on 10,997 shares granted October 18, 2004 will lapse on October 18, 2007; restrictions on 9,327 shares granted April 12, 2004 will lapse on April 12, 2007; restrictions on 28,506 shares granted January 20, 2004 will lapse on January 20, 2007; and restrictions on 9,164 shares granted August 4, 2003 will lapse on August 4, 2006. Mr. Schenk has also deferred the receipt of certain vested RSUs for tax purposes, including 749 RSUs arising upon the deferral of dividends on existing RSUs. Deferrals on these vested and deferred RSUs will lapse upon the earliest to occur of his reaching age 65 or termination of employment and dividends payable on deferred RSUs will continue to be reinvested in additional vested and deferred RSUs. In the case of Mr. Feller, restrictions on 10,000 restricted shares will lapse on December 2 of each of 2005, 2006 and 2007. In the case of Ms. Syrjamaki, restrictions on 1,460 shares granted January 21, 2003 will lapse January 23, 2006; and restrictions on 1,211 shares granted January 20, 2004 will lapse on January 20, 2007. In addition, each of the named executive officers held share denominated deferrals under the DCP as follows: Mr. Handler, 123,012; Mr. Shaw, 42,697; Mr. Schenk, 47,971; Mr. Feller, 4,825 and Ms. Syrjamaki 7,145.

(5)	The total amounts for 2004 shown in the “All Other Compensation” column include the following:

•	Matching contributions under our 401(k)/ Profit Sharing Plan (“PSP”). During the plan year ended November 30, 2004, Messrs. Handler, Shaw, Schenk, Feller and Ms. Syrjamaki each received $3,250 as our matching contribution.

•	Matching contributions under our Employee Stock Ownership Plan (“ESOP”). During the plan year ended November 30, 2004, each of the five executive officers received $8,618 as our matching contribution under the ESOP.

•	Reallocation of forfeitures under our ESOP. During the plan year ended November 30, 2004, we credited the accounts of the five executive officers with 9.376 shares of Common Stock at an original cost of $11.754 per share, for a total value of $110 as a result of such forfeitures.

•	Reallocation of forfeitures under the PSP. During the plan year ended November 30, 2004, we credited the accounts of the five executive officers with $188 as a result of PSP forfeitures.

•	The value of discount shares acquired under our deferred compensation plans as follows: Mr. Handler, $4,886; Mr. Shaw, $1,696; Mr. Schenk, $1,906; Mr. Feller $10,041; and Ms. Syrjamaki, $3,037.
Aggregated Option/ SAR Exercises In Last Fiscal Year
And FY-End Option/ SAR Values

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-the-Money
	Shares		Options/SARs at FY-		Options/SARs at FY-
	Acquired on	Value	End (#) Exercisable (E)/		End ($) Exercisable/
Name	Exercise (#)	Realized ($)	Unexercisable (U)		Unexercisable(1)

Richard B. Handler	672,976	$19,775,794	831,740	(E)	$18,639,576	(E)
			133,336	(U)	$2,237,378	(U)
John C. Shaw, Jr.	169,934	$4,928,086	510,550	(E)	$13,512,715	(E)
			33,336	(U)	$559,378	(U)
Joseph A. Schenk	3,652	$85,150	117,414	(E)	$2,175,726	(E)
Lloyd H. Feller	—	—	33,332	(E)	$603,476	(E)
			16,668	(U)	$301,774	(U)
Maxine Syrjamaki			1,708	(E)	$37,447	(E)

(1)	At December 31, 2004, the closing price of our Common Stock was $40.28, which was the price used to determine the year-end value tables.
Section 16(a) Beneficial Ownership Reporting Compliance
      Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our Directors and Executive Officers, and persons who beneficially own more than 10% of our outstanding Common Stock, to file with the SEC, by a specified date, initial reports of beneficial ownership and reports of changes in beneficial ownership of our Common Stock and other equity securities on Forms 3, 4 and 5. Directors, Executive Officers, and greater-than-10% shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. On October 7, 2004, Ms. Syrjamaki acquired 260 shares of common stock in connection with our acquisition of the remaining equity interests in Bonds Direct, which was reported on a Form 4 filed on November 30, 2004. Our acquisition of Bonds Direct is described in greater detail under the heading “Certain Relationship and Related Transactions.”
      Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the following Report Of The Compensation Committee On Executive Compensation, Report Of The Audit Committee and the Performance Graph on page 23 shall not be incorporated by reference into any such filings.
Report Of The Compensation Committee
On Executive Compensation
      The Compensation Committee of the Board of Directors, the members of which in 2004 were Messrs. Campbell, Dooley, and Macchiarola, has furnished the following report on executive compensation:
      To: The Board of Directors and Shareholders of Jefferies Group, Inc.
      Our Compensation Committee acts on behalf of the Board of Directors and shareholders to administer the compensation program for executives. We intend that this compensation program will promote the Company’s long-term success and profitability, to the benefit of shareholders. Our Committee operates under a charter adopted by the Board of Directors, which delegates authority to the Committee and provides for its governance. Each member of the Committee serving now and throughout 2004 was independent under New York Stock Exchange and other applicable standards of independence.
      We have established compensation policies, plans and programs for executive officers that are intended to meet a number of key objectives:

•	Provide incentives that reward productivity and profitability, and keep expense of the program in line with performance

•	Provide competitive levels of compensation in order to attract talented employees

•	Provide compensation that is perceived as fair, in comparison to other companies and within the Company

•	Encourage long-term service and loyalty to the Company

•	Promote our entrepreneurial culture, in which executives and employees are shareholders and act in the interest of shareholders.
      We implement a large part of the executive compensation program under the 2003 Incentive Compensation Plan, a shareholder-approved plan which provides for cash-based incentive awards tied to measures of performance and for grants of stock options, restricted stock and other share-based awards. Specifically, cash annual incentive awards provide executives with an incentive to focus on aspects of Company performance that we believe are key to its success, while equity-based awards provide increasing rewards to executives if the value of the Company’s stock rises during the life of the award, thus encouraging a long-term focus and aligning the interests of executive officers with the interests of shareholders.
      In implementing compensation policies, plans, and programs for 2004, we considered the effects of Section 162(m) of the Internal Revenue Code. Section 162(m) generally disallows a public company’s tax deduction for compensation to its chief executive officer and any of the four other most highly compensated executive officers in excess of $1 million in any tax year. Under Section 162(m), compensation that qualifies as “performance-based compensation” is excluded from the $1 million deductibility cap, and therefore remains fully deductible even though such compensation may (together with other compensation) exceed $1 million in a given year. We seek to preserve the tax deductibility of most compensation to executive officers, to the extent that this objective does not impair the operation and effectiveness of the Company’s compensation policies and programs. To this end, the 2003 Plan has been designed and implemented in a manner so that annual incentive awards, stock options, and some restricted stock/restricted stock unit awards granted to senior executives can qualify as “performance-based compensation” that will remain fully deductible by the Company. We have also adopted programs permitting deferrals of compensation, so that potentially non-deductible compensation will be paid following termination of an executive’s service, at a time when payment of such compensation will not be subject to limits on deductibility under Section 162(m). We retain the flexibility to enter into arrangements that may result in nondeductible compensation to executive officers, which may include non-qualifying awards under the 2003 Plan.
Compensation Paid to Executive Officers Generally
      This report explains our program for paying senior executives for 2004. We make our decisions on executive compensation focusing on total direct compensation for a given year. Total direct compensation includes annual compensation, consisting of base salary and quarterly and annual bonuses, and long-term compensation. As you read our report, please keep these key points in mind:

•	Many of our determinations concerning the 2004 program were made before 2004. In this way we can set performance goals for executives to achieve in the up-coming year, and actual performance in that year becomes the key determinant of the amount of compensation earned.

•	We decided in 2002 to grant awards that provide the long-term component of compensation over a period of two years. Thus, stock options granted in 2002 and restricted stock granted in 2003 constituted part of the total direct compensation of the Chief Executive Officer (“CEO”) and the President in 2004.

•	Under applicable SEC rules, the Summary Compensation Table shows equity compensation based on the year stock options or restricted stock were actually granted (i.e., some of the options shown as granted in 2002 and some of the restricted stock shown as granted in 2003 are amounts which we view as equity compensation for 2004).

•	In 2004, we granted restricted stock that constitutes the long-term component of the CEO’s compensation for 2005 and 2006; this amount is shown in the Summary Compensation Table as a grant in 2004).

•	We pay part of the short-term incentive to our most senior officers in the form of restricted stock, which is shown as long-term compensation in the Summary Compensation Table.

•	We provide benefits to executives and other employees that are not part of what we consider direct compensation. As discussed further below, we intend these benefits to be generally competitive and to promote other compensation program objectives, but, our evaluation of these benefits generally is separate from our decisions on total direct compensation.
      The Company is engaged in a highly competitive business, and its success depends on the leadership of senior executives and the talent of its key employees. In order to retain highly capable individuals, we need to ensure that our compensation program provides competitive levels of compensation. Therefore, we review information concerning compensation paid to executive officers of competitors, including how such compensation correlates to performance and how the Company’s performance compares to those competitors. To be consistent over time, we have used a “peer group” of public companies we identified in 2000 based on comparable business activities and competition for clients and executive talent. We also considered size of the companies in selecting this group, but found it necessary to include companies that range broadly in size in order to have a group that met our other criteria. Due to mergers and similar events that caused some peer companies to cease to be comparable or cease to be public companies, we revised the group of peer companies in 2004. To date, we have used this revised peer group in evaluating the Chief Executive Officer’s compensation, and expect to use it going forward for other executive officers.
      We used the peer group information to provide general guidance in our decision making for 2004, particularly regarding levels of total direct compensation for the CEO, the President, and the CFO, the appropriate levels for individual components of direct compensation (salary, bonus, and long-term awards), and the upward and downward variability in short-term incentives based on specific measures of performance. However, we do not attempt to target an executive officer’s total direct compensation to a particular level or percentile of the average compensation payable to peer group executives. Rather, peer-group information provides context for our decisions on compensation and performance. We also consider the peer group information to identify compensation trends in the industry.

      This non-formulaic approach is appropriate in view of the fact that the Company is a unique organization, with few, if any, true “peers” in the industry. Part of what makes it unique is its entrepreneurial culture that is driven by highly talented and productive individuals. In contrast to many other companies, our two most senior executives have roles that blend both management and production responsibilities. The level of compensation of high-performing producers in the industry generally is high, regardless of executive duties. Our approach has been to maintain the compensation opportunities of executives who also are key producers, but to tie these opportunities to the performance of the Company as a whole.
      We have retained Mercer Human Resource Consulting to assist us as we set the compensation of our most senior executive officers. Mercer provides data and analysis regarding the peer companies, and makes recommendations as to the amount and structure of executive compensation under our program. Mercer assisted us in reevaluating the peer group, and provided us with a study in 2004 regarding the competitiveness of our total direct compensation of the CEO based on the revised peer group and that of the CFO based on the prior peer group. The report compared our authorized target level compensation against actual compensation levels for like positions at the peer group companies. Mercer concluded that our 2004 targeted total direct compensation of the CEO approximates the median level of direct compensation by the peer group, and that our 2004 targeted total direct compensation of the CFO exceeded the median for the old peer group.
      Annual compensation paid to executive officers in 2004, generally consisted of a base salary and/or quarterly and annual bonuses which were determined in whole or in part by reference to, for some executives, earnings per share, return on equity, and pre-tax profit margin. In addition, in the case of an executive officer with predominantly administrative functions, in determining the amount of annual bonus payable, we considered individual initiative and performance.
      The amount of each executive officer’s base salary is intended to provide a predictable level of income to enable the executive to meet living expenses and financial commitments. In 2003, we determined to set the salaries of our CEO and President at $1 million, representing a substantial increase over salary levels in previous years but not exceeding the permitted level of non-performance based compensation that is fully deductible by the Company under Code Section 162(m). This decision was based primarily on our conclusion that salary as a portion of each officer’s total compensation opportunity had been relatively low and, in the context of our current compensation program, would be reasonable even if in excess of median levels. As stated above, our determination of the appropriate level of base salary is subjective and not formulaic. We maintained the same level of these salaries in 2004.
      In 2004, we implemented the 2003 Plan’s authorization of cash performance awards by means of the Pay-For-Performance Program. Under that Program, we determined formulas for payment of annual and quarterly bonuses to executive officers by a date early in 2004, so that the performance goals and potential rewards could positively influence executives during the year. The levels potentially earnable in an executive’s incentive opportunity are set, taking into account other components of compensation, with a view to providing an overall compensation opportunity that is competitive and comparable to our established levels of recent compensation for similar performance results. In particular, these formulas provided for no annual bonus if threshold levels of performance were not achieved, a targeted amount of annual bonus for achievement of target performance, and greater- or less-than target payouts for performance that exceeded or fell short of the specified target levels (as the case may be), up to a specified maximum payout. For 2004, the program included quarterly payouts of a portion of the bonus based on achievement of quarterly performance goals. We received significant input from the CEO in determining the bonus formulas for executive officers other than the CEO and the President. We have in some cases considered requests from the affected executive in setting the elements and amounts of the executive’s compensation.
      The setting of the levels and other terms of annual bonuses potentially payable under the Pay-For-Performance Incentive Plan involves our subjective determinations. In addition, we reserve the right to adjust bonus amounts downward, in our discretion, under the Program. As stated above, for 2004 the annual bonus incentives for four of the named executive officers were to be earned based on earnings per share, return on equity and pre-tax profit margin performance. We originally authorized an annual bonus for the CFO based on a net earnings formula used in previous years, but we concluded during the year that it would be appropriate to limit any payout to the amount that corresponded to the earnings per share, return on equity, and pre-tax profit margin performance levels used for other senior executives’ 2004 annual bonuses. For 2004, performance with respect to earnings per share and pre-tax profit margin were outstanding, exceeding the maximum full-year performance levels. As compared to 2003, earnings per share (fully diluted) grew 45% and pre-tax profit margin increased by 23%. Full-year return on equity performance substantially exceeded the target level as well.
      During 2004, three executive officers (Messrs. Handler, Shaw and Schenk) approached the Committee and requested that the Committee substantially reduce their bonus payouts for 2004, a request we viewed as consistent with their leadership positions in the firm. We determined to make downward adjustments to the bonus compensation of the three executive officers, despite the fact that the measured performance of the Company would have justified substantially greater payouts under the Program. We paid a portion of the annual bonus earned by the President and the CFO under the Pay-For-Performance Incentive Program in the form of restricted stock, which requires continued service after the performance year in order to vest. These grants in lieu of annual bonus generally have three-year vesting periods, and were made with the concurrence of the affected executive officer.
      In some cases, we require or permit cash portions of annual bonus awards to be deferred, and to be deemed invested in specified investment vehicles during the period of deferral. The Company has implemented the Jefferies Group, Inc. Deferred Compensation Plan (the “DCP”), which permits executive officers and other eligible employees to defer cash compensation, some or all of which is deemed invested in stock units. A portion of the deferrals may also be directed to notional investments in a money market fund or certain of the employee investment opportunities described under the caption “Certain Relationships and Related Transactions.” Stock units are credited to participants at a discount we establish each year, which was 10% in 2004. The amounts of 2004 salary and bonus deferred by named executive officers are reflected in the Summary Compensation Table without regard to deferral; the portion of the deferrals under the DCP representing value of the discount on stock units are reflected in the Summary Compensation Table as Other Annual Compensation.
      As stated above, we granted equity-based awards as 2004 compensation, apart from the DCP, to certain executive officers, primarily in the form of restricted stock. (As used in this report, restricted stock may in some cases be in the economically equivalent form of restricted stock units.) For the CEO and President, we granted restricted stock awards as the long-term component of the executive’s total direct compensation. These grants generally are based on our review of trends in the compensation of executives in the securities industry and our subjective judgment as to the appropriate level of total compensation for the executive officer. However, we consider grant practices of our peer group of companies to provide context for our decisions. Restricted stock grants to the CEO and President in 2003 were intended to be a component of total compensation for both 2003 and 2004, but the value of these grants is disclosed in the Summary Compensation Table entirely in 2003, the year of grant. We authorized a stock option grant to these executive officers in 2002 that likewise served as the stock option portion of their long-term compensation for 2003 and 2004, which grants appear as 2002 grants in the Summary Compensation Table. Long-term equity-based awards serve both to align the interests of executive officers with those of shareholders and to promote retention and long-term service to the Company.
      In 2003, the Company adopted Statement of Financial Accounting Standards No. 123 (FAS 123) as its method of accounting for stock-based compensation plans. FAS 123 provides a method by which the fair value of equity awards, including the fair value of stock options granted in 2003 and thereafter, can be calculated and reflected in the Company’s financial statements. The Company expects to adopt the amended version of this accounting standard, FAS 123R, in 2005.
      We have implemented a program permitting employees and executive officers to defer equity awards, including restricted stock and the shares that represent the “gain” upon exercise of stock options. Deferrals of restricted stock result in an exchange of the award for an economically equivalent award of restricted stock units, which enable the employee to specify that shares will be delivered in settlement at a date later than the date the risk of forfeiture will lapse. Similarly, an employee is permitted to elect to defer option “gain” shares, so that shares in excess of the number of shares tendered to pay the exercise price will be delivered in settlement of the award not at the time of exercise but at a later date as elected by the employee. This program encourages long-term ownership of a significant equity stake in the Company, which we believe is important to promoting a culture of entrepreneurship. The cost of such a program to the Company results mainly from deferring the time at which tax deductions for the equity compensation may be claimed.
      In addition to the deferred compensation program, the Company provides benefits to executives and other employees that are not part of what we consider direct compensation. We intend these benefits to be generally competitive, in order to help in our efforts to recruit and retain talented executives. We have not implemented severance arrangements with our executive officers however. We also have adopted a policy, which was in effect in 2004, under which executives must reimburse the Company for personal, non-business use of Company property and services. The amount of this reimbursement is based on our incremental cost; there is no “threshold” or permitted level of perquisites. We provide the CEO with a driver for business transit, including his commute, and provide fuel and maintenance for the CEO’s vehicle in exchange for the use of the vehicle for other business purposes when not needed by the CEO.
Compensation Paid to the Chief Executive Officer in 2004
      Our Committee is responsible for evaluating the performance and establishing the compensation level of the Company’s CEO, Richard B. Handler.
      Mr. Handler’s compensation package for 2004 was intended to motivate and reward him for achieving pre-determined goals with respect to earnings per share, return on average equity and pre-tax profit margin, and to provide equity-based compensation that would closely align his interests with those of shareholders. In setting Mr. Handler’s compensation opportunities for 2004, we intended that such compensation would be generally competitive with that of chief executive officers of other comparable companies in the securities industry, with a large percentage of this compensation based upon achievement of objective performance goals. As discussed above, the level of Mr. Handler’s compensation also reflects his significant contributions to the Company as a producer, particularly with respect to the High Yield Division, investment banking work, and management of the Jefferies Partners Opportunity Funds and Jefferies Employees Opportunity Fund (discussed in “Certain Relationships and Related Transactions” below), in addition to his duties as CEO. Since he assumed the duties of CEO, we have tied his bonus compensation to performance of the Company as a whole, and focused on creating long-term shareholder value through an emphasis on stock awards.
      As discussed above, we made a series of decisions before the beginning of 2004 establishing Mr. Handler’s compensation program for 2004. The following table shows the total direct compensation we authorized, including the amount of short-term incentives that would be earned by performance at target levels with respect to earnings per share, return on equity, and pre-tax profit margin:

		Bonus			Equity Incentives(1)		Totals

	Salary	Threshold	Target	Superior Plus	Restricted Stock	Options	At Target

Amount/ Value	$1,000,000	$2,600,000	$7,600,000	$12,600,000	300,000 shares/ $6,138,000	200,000 shares/ $1,650,000	$16,388,000

(1)	The restricted stock was granted May 5, 2003, upon approval by shareholders of the 2003 Plan, and is valued in the table at $20.46 per share, the market value of Company common stock on that date. The options were granted on August 16, 2002, and are valued in the table at $8.25 per share, based on our valuation of those options at the date of grant. When we authorized the grant of restricted stock and options we estimated its aggregate value at $6.4 million, but for purposes of this table we are showing the value of the restricted stock calculated in the same way as in the Summary Compensation Table under applicable SEC rules.
      The level of total direct compensation for target level performance was approximately the same for 2004 as for 2003, a determination we made in 2002 based on our assessment that the then current level was competitive. By making equity award grants in advance of 2004, we provided an opportunity to the executive to benefit from a sustained period of good performance, which in fact has occurred since 2002.

      This total direct compensation for 2004 consisted of base salary, an incentive award implemented under and subject to the terms of the Pay-for-Performance Program and equity awards under the 2003 Plan. As discussed above, that salary level of $1 million was established for 2003 and continued in 2004. Our aim in setting the CEO’s salary was to provide a non-performance based element of compensation that was certain as to payment, recognizing that some trade-off exists between a desire to avoid exposing the CEO to compensation risk and the desire to align the interests of the CEO as closely as possible with those of the Company’s shareholders.
      Company performance for 2004 substantially exceeded the target levels for the performance goal as a whole and for the each of the components, earnings per share, return on equity and pre-tax profit margin. This would have entitled the CEO to a bonus of $11.131 million under the Pay-for-Performance Incentive Program, an amount substantially in excess of the $7.6 million target bonus. We provided for quarterly payouts of a portion of the bonus based on achievement of quarterly performance goals. As discussed above, we reserved the right to adjust bonus amounts downward, in our discretion, under the Pay-For-Performance Program. The CEO and two other executives requested that we substantially reduce their bonus payouts for 2004. The requested reductions totaled $7,063,000, including $4,269,000 by Mr. Handler. We determined to reduce the bonus payouts in line with the executives’ request. The reduced bonus paid to the CEO totaled $6.862 million. Mr. Handler elected to defer portions of the bonus as well as portions of his salary, resulting in crediting of additional restricted stock units having a value equal to the discount on stock units acquired under the DCP, as described above; this value is included in the all other compensation column of the Summary Compensation Table.
      The long-term incentive component of the CEO’s 2004 compensation was granted in the form of restricted stock in 2003 and stock options in 2002. Through these grants, we sought to provide a substantial component of compensation that would focus the CEO on long-term growth in the value of the Company’s stock. Generally, we calculate the value of the restricted stock and determine the amount of shares to be granted based on our targeted levels of total compensation for the CEO for the year. The restricted stock grants provided for vesting over three years rather than our customary two years, so that the service requirement would continue through 2004. The restricted stock was subject to a performance condition requiring that a minimum level of earnings per share be attained in 2003, in order to qualify the award as “performance based” under Section 162(m) of the Internal Revenue Code. This performance requirement was met in 2003. The stock options granted in 2002 had a one year longer than normal schedule as well. Equity awards provide compensation linked to the performance of our stock, with a strong inducement to long-term service, and recognize the Company’s strong long-term performance attributable to the leadership of the CEO.
      During 2004, we granted 474,637 shares of restricted stock to the CEO, with a value of approximately $16 million, as the long-term incentive component of his 2005 and 2006 compensation. For each year, we currently anticipate setting total direct compensation for target level performance to be $15 million, with this long-term component to represent $8 million of that amount in each year. These shares of restricted stock (granted in the form of restricted stock units) will vest on January 1, 2008.
      The CEO has not sold any stock which was issued to him under Company plans (or otherwise) since his employment began in 1990. He has elected to defer equity awards under our deferral programs, including restricted stock and shares representing the gain from exercises of stock options. These arrangements provide to him the advantages of tax deferral, but provide no enhancement by the Company of the net value of his restricted stock and options. In this type of deferral arrangement, the Company’s tax deduction is delayed until the year in which the executive recognizes income, and is generally based on the value of shares delivered at the time of settlement of the deferral arrangement.
      The foregoing report has been furnished by:
Richard G. Dooley, Chairman, W. Patrick Campbell and Frank J. Macchiarola
* * *

Report Of The Audit Committee
      The Audit Committee has reviewed and discussed the audited financial statements with management to ensure that the financial statements were prepared in accordance with generally accepted accounting principles and accurately reflect our financial position. The Audit Committee has discussed with our independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, and has received written disclosures and a required letter from the independent auditors regarding their independence. Based upon its discussions with management, review of the independent auditor’s letter, discussions with the independent auditors and other appropriate investigation, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form  10-K. The Audit Committee has reviewed the non-audit fees described below and has concluded that the amount and nature of those fees is compatible with maintaining the independent auditor’s independence.
      The foregoing report has been furnished by:
W. Patrick Campbell, Chairman
Frank J. Macchiarola and Richard G. Dooley
* * *
Information Regarding Auditors’ Fees
      We paid our independent auditors the following fees for services rendered during 2003 and 2004:

Audit Fees — Our independent auditors have billed us for audit fees in an aggregate amount of $2,223,181 for 2004 and $714,500 for 2003. These amounts include fees for professional services rendered as our principal accountant for the audit of our annual financial statements, review of financial statements included in our Form 10-Q filings, the audit of various affiliates and investment funds managed by Jefferies or its affiliates, the audit of management’s assessment that our internal controls and procedures are effective, the attestation required by Sarbanes-Oxley Item 404 and for other services that are normally provided in connection with statutory and regulatory filings or engagements. The Audit Committee preapproves all auditing services and permitted non-audit services to be performed for us by our independent auditor, subject to certain small exceptions for non-audit services, which are approved by the Audit Committee prior to the completion of the audit. In 2004, the Audit Committee preapproved all auditing services performed for us by the independent auditors.

Audit-Related Fees — Our independent auditors have billed us for audit-related fees in an aggregate amount of $216,000 for 2004, and $153,646 for 2003. These amounts include fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under “Audit Fees” above. Specifically, the services provided included accounting questions regarding various issues including compensation, benefits, stock compensation, compliance issues regarding funds managed by Jefferies Asset Management and questions related to the Bonds Direct transaction (see “Certain Relationships and Related Transactions”).

Tax Fees — Our independent auditors have billed us for tax fees in an aggregate amount of $359,254 for 2004, and $198,512 for 2003. These amounts include fees for tax compliance, tax advice and tax planning.

All Other Fees — Our independent auditors did not bill us for any services not falling within the above categories during 2004 or 2003.

Shareholder Return Performance Presentation
      Set forth below is a line graph comparing the yearly change in the cumulative total shareholder return on our Common Stock against the cumulative total return of the Standard & Poor’s 500, and the Financial Service Analytics Brokerage (“FSA Composite”) Indices for the period of five fiscal years, commencing January 1, 2000 (based on prices at December 31, 1999), and ending December 31, 2004.
Comparison Of Five Year Cumulative Total Return*
Jefferies Group, Inc.’s Common, Standard & Poor’s 500 and FSA Composite Indices

	1999	2000	2001	2002	2003	2004

Jefferies Group Inc.	100	143	196	195	310	381

FSA Composite	100	149	116	91	136	154

S&P 500	100	91	80	62	80	89

*	Normalized so that the value of our Common Stock and each index was $100 on December 31, 1999.
Pension Plan
      All persons who were our employees prior to April 1, 1997, who are citizens or residents of the United States, who are 21 years of age, and who have completed one year of service are covered by the Jefferies Group, Inc. Employees’ Pension Plan (the “Pension Plan”), a defined benefit plan, which was originally adopted in 1964 and amended in January 1987. The Pension Plan is funded through our contributions and through earnings on existing assets in conformance with annual actuarial evaluations. The Pension Plan provides for annual benefits following normal retirement at age 65 equal to 1% of the employee’s covered remuneration from January 1, 1987, until termination of employment plus 20% of the first $4,800 and 50% of amounts exceeding $4,800 of annual average covered remuneration for 1985 and 1986, reduced proportionately for service of less than fifteen years (as of December 31, 1986). Benefits are payable for the remaining life of the participant, and are not subject to deduction for Social Security benefits or other offsets.
      Covered remuneration for purposes of the Pension Plan includes the employee’s total annual compensation (salaries, bonuses and commissions) not to exceed $100,000 for 1985 and 1986, and $200,000 for 1987. From 1988 through 1993, this latter dollar limitation was adjusted automatically for each plan year to the amount prescribed by the Secretary of the Treasury, or his delegate, for such plan year. From 1994 until 1996, the maximum covered remuneration was $150,000. From 1997 through 1999, the maximum covered remuneration was $160,000, for 2000 and 2001 the maximum covered remuneration was $170,000, and for

2002 and 2003, the maximum covered remuneration was $200,000. For 2004, the maximum covered remuneration was $210,000. An employee who retires upon normal retirement at age 65 with at least four years of service will receive a full vested benefit. An employee who retires at age 55 with at least four years of service will receive the normal retirement benefit reduced by 1/2% for each month benefit payments commence before age 65. Employees who terminate employment with us for reasons other than death or retirement will be entitled to the vested portion of their benefits at their normal or early retirement age. Benefits vest at the rate of 0% for the first year of service, 33% for each of the next two years of service, and 34% for the fourth year of service. The retirement benefits payable at age 65 for those employees with service prior to January 1, 1987, will be composed of two items: (1) a benefit for service up to December 31, 1986, in accordance with the original Pension Plan formula recognizing pay as the average of 1985 and 1986 remuneration up to $100,000, and (2) a benefit for service commencing on January 1, 1987, equal to 1% of covered remuneration through the date of termination. Total years of credited service apply to both the original and amended Pension Plans for purposes of determining vesting and eligibility.
      As of December 31, 2004, the estimated annual benefits payable upon retirement at normal retirement age for each of the persons named in the summary compensation table who are entitled to benefits under the Pension Plan are: Mr. Handler: $73,911; Mr. Shaw: $56,376; Mr. Schenk: $59,525; Ms. Syrjamaki: $52,870.
Certain Relationships And Related Transactions
      Through Jefferies, our wholly owned broker-dealer subsidiary, we have extended credit to Messrs. Handler, Shaw and Schenk in margin accounts in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectibility or present other unfavorable features. We believe the foregoing transactions were on terms no less favorable to us than could have been obtained from unaffiliated parties.
      Our executive officers and directors have been permitted to make direct and indirect investments in certain funds we manage on the same basis as we have given our other employees and investors. Although we commonly refer to these vehicles as funds, they are registered with the Securities & Exchange Commission as broker-dealers. These funds are managed by Jefferies and invest on a pari passu basis in all trading and investment activities undertaken by Jefferies’ High Yield Division. Two of the funds, the Jefferies Partners Opportunity Funds (the “JPOFs”), are principally capitalized with equity contributions from institutional and high net worth investors. The third fund, Jefferies Employees Opportunity Fund (“JEOF” and, with the JPOFs, the “High Yield Funds”), is principally capitalized with equity investments from our employees. Jefferies and certain executive officers or other employees have direct investments in all three High Yield Funds on terms identical to other fund participants, and indirect investments under deferred compensation arrangements that track the financial returns of direct investments. Mr. Handler, Chairman of the Board and Chief Executive Officer, has an aggregate interest of 2.92% in the total members’ equity in the High Yield Funds; Mr. Shaw, President and Chief Operating Officer, has an aggregate interest of 0.22% in such total members’ equity; Mr. Schenk, Executive Vice President and Chief Financial Officer, has an aggregate interest of 0.10% in such total member’s equity; Ms. Syrjamaki, Chief Financial Officer of Jefferies, has an aggregate interest of .01% in such total members’ equity; Mr. Feller, Secretary, General Counsel and Executive Vice President, has an aggregate interest of .03% in such total members’ equity; and Mr. Campbell, one of our Directors, has an aggregate interest of .02% in such total members’ equity. The High Yield Division and each of the High Yield Funds share gains or losses on all trading and investment activities of the High Yield Division on the basis of a pre-established sharing arrangement related to the amount of capital each has available for such transactions. We modify the sharing arrangement from time to time to reflect changes in the respective amounts of available capital. As of December 31, 2004, the High Yield Funds were being allocated an aggregate of 64% of such gains and losses. The High Yield Funds also reimburse Jefferies for their share of allocable trading expenses. At year end 2004, the High Yield Division had in excess of $945 million of combined pari passu capital available from the High Yield Funds (including unfunded commitments and availability under the High Yield Funds’ revolving credit facility) and Jefferies for use in the High Yield Division’s investment and trading strategy. The High Yield Funds have a revolving credit facility that is collateralized by their investments which is non-recourse to us. Jefferies receives a management fee from the JPOFs in an amount equal to 1% per annum of the market value of their investments and is entitled to a carried interest of 20% of all distributions once investors have received a specified threshold return. JEOF pays Jefferies a management fee of 3% per annum and there is no carried interest. Mr. Handler actively manages the High Yield Funds but does not receive any additional compensation from the High Yield Funds or as a direct result of his management of the High Yield Funds. Investors in the High Yield Funds would have the right to redeem their investment should Mr. Handler cease actively managing the High Yield Funds.
      In February, 2004, Jefferies hired Michael Handler, brother of our Chief Executive Officer, to manage a private investment fund and certain managed accounts on behalf of Jefferies Asset Management, one of our affiliates. Shortly thereafter, we formed that fund and Jefferies and various employees of Jefferies and Jefferies Asset Management have invested in the fund. There are currently no managed accounts under Michael Handler’s management. As of April 1, 2005, Jefferies had an 8.91% interest in the fund, Richard Handler had a 2.52% interest in the fund, Mr. Shaw had a .25% interest in the fund, Mr. Schenk had a .03% interest in the fund, and Michael Handler had a 1.56% interest in the fund. Interests of Richard and Michael Handler in the fund include direct investments and indirect investments through our deferred compensation plans. Pursuant to his employment agreement, Michael Handler received an annual salary of $178,075, and a grant of 80,000 shares of restricted stock vesting over five years. In addition, pursuant to his employment agreement, Michael Handler and his portfolio management team participate in a bonus pool based upon an agreed percentage of the management and incentive fees received by Jefferies Asset Management from the fund, including the Jefferies investment. The distribution of the bonus pool among the fund’s portfolio management team is based upon the recommendation of Michael Handler for so long as Michael Handler remains employed as a portfolio manager of the fund and is subject to the prior approval of senior management of Jefferies Asset Management. For 2004, Michael Handler’s share of this bonus pool was $1,776,555. Depending on the size of the fund in 2006, Mr. Handler may also receive additional shares of restricted stock at that time. Michael Handler’s relationship with Jefferies, his employment contract, which was based on the recommendation of the management of Jefferies Asset Management, and the compensation structure for the members of his group were reviewed and approved by the Corporate Governance and Nominating Committee of the Board of Directors. In reviewing Michael Handler’s contract, the Corporate Governance and Nominating Committee took into consideration management’s statements that the contract was the result of an arm’s length negotiation and that the contract was comparable to a contract that Jefferies Asset Management would enter into with an unrelated person having the same background and skills as Michael Handler. The Chief Executive Officer has recused himself from all direct or indirect supervision of the fund or Michael Handler’s activities. Jefferies Asset Management is responsible for the supervision of Michael Handler’s activities and has put in place a supervisory structure designed to provide reasonable assurances that any conflicts of interest created by the relationship between Richard and Michael Handler will be appropriately addressed. In addition to the regular review of the fund’s activities by the compliance group at Jefferies Asset Management, KPMG, our independent auditors, have audited the fund’s 2004 year end financial statements and the Committee has requested that internal audit, which reports directly to the Audit Committee, periodically review the activities of the fund.
      We also employ John C. Shaw III, son of our President as a Senior Vice President in the Jefferies Program Trading Department and Thomas E. Tarrant, the brother-in-law of our Chief Executive Officer, as the Director of Marketing. For their services during 2004 they were paid $778,618, based on a variable compensation formula tied to the productivity of the Program Trading Desk, and $317,861 respectively. Payments were made in a combination of cash and restricted stock.
      In October of 2004, we purchased the remainder of Bonds Direct Securities LLC that was not owned by us for cash and shares of our common stock having an aggregate value of approximately $20.6 million. We purchased this interest from the previous holders of Bonds Direct which included management of Bonds Direct, current and former employees of ours, including Ms. Syrjamaki, and an employee investment fund in which Messrs. Handler, Shaw and Schenk each directly or indirectly owns an interest. The acquisition price was paid to these holders pro-rata in accordance with their fully diluted ownership interests of Bonds Direct. On an aggregate basis, the named executive officers held an aggregate of .8% of the Bonds Direct ownership interests and received a proportionate amount of the acquisition price. The percentage interest of each executive officer was as follows: Ms. Syrjamaki, .08%; Mr. Handler, .47%; Mr. Shaw, .12%; and Mr. Schenk, .12%, resulting in an aggregate payments of $179,250 with each receiving $17,990, $107,506, $26,877 and $26,877 respectively. We may issue additional cash and shares of our common stock to the previous holders of Bonds Direct, including direct or indirect payments to Ms. Syrjamaki and Messrs. Handler, Shaw and Schenk, pursuant to the 5-year earn-out provision of the acquisition agreement. The terms of the acquisition were negotiated between the Co-Chief Executive Officers of Bonds Direct and Brian Friedman, Chairman of the Executive Committee of Jefferies. The acquisition, including the payments to Ms. Syrjamaki and Messrs. Handler, Shaw and Schenk, was reviewed and approved by the independent members of our Board of Directors.
Annual Report And Independent Auditors
      Our Annual Report on Form 10-K for the fiscal year ended December 31, 2004, accompanies this Proxy Statement, but is not deemed a part of the proxy soliciting material.
      KPMG LLP served as our independent auditors for the year ended December 31, 2004. The appointment of independent auditors is approved annually by the Audit Committee and is based, in part, on the recommendations of the Audit Committee. In making its recommendations, the Audit Committee reviews both the audit scope and estimated audit fees for the coming year as well as the qualifications and independence of the audit firm. Shareholder approval is not sought in connection with this selection.
      A representative of KPMG LLP, the independent auditors who examined our consolidated financial statements for 2004, is expected to be present at the meeting to respond to appropriate questions of shareholders and will have the opportunity to make a statement if he so desires.
Other Matters
      Management has received no shareholder proposal as of applicable deadlines specified under Securities and Exchange Commission rules, and otherwise does not know of any other matters to come before the Annual Meeting. However, if any additional matters are properly presented to the meeting, it is the intention of the persons named in the accompanying proxy to vote such proxy in accordance with their best judgment on such matters.
Incorporation By Reference
      Certain financial and other information has been provided in the Annual Report on Form 10-K delivered with this Proxy Statement. The following sections of the Annual Report are hereby incorporated by reference: “Financial Statements and Supplementary Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Changes in and Disagreements with Accountants on Accounting and Financial Disclosure,” and “Quantitative and Qualitative Disclosures About Market Risk.”
Shareholder Proposals
      Shareholder proposals for inclusion in the proxy material relating to our 2006 Annual Meeting of Shareholders should be sent to our principal executive offices at 520 Madison Avenue, 12th Floor, New York, New York, 10022. To be considered timely under federal securities laws, any proposals must be received no later than December 14, 2005, to be included in next year’s proxy statement and proxy card, and no later than February 27, 2006, if to be presented at the meeting but not included in the proxy statement or proxy card. Though we will consider all proposals, we are not required to include any shareholder proposal in our proxy materials relating next year’s annual meeting unless it meets all of the requirements for inclusion established by the Securities and Exchange Commission and our By-Laws.

For the Board of Directors,

Lloyd H. Feller,
Secretary
April 20, 2005

ANNUAL MEETING OF SHAREHOLDERS OF

JEFFERIES GROUP, INC.

May 23, 2005

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

â Please detach along perforated line and mail in the envelope provided. â

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors.

NOMINEES:
☐ FOR ALL NOMINEES	¡	W. Patrick Campbell
	¡	Richard G. Dooley
☐ WITHHOLD AUTHORITY	¡	Richard B. Handler
FOR ALL NOMINEES	¡	Frank J. Macchiarola
	¡	John C. Shaw, Jr.
☐ FOR ALL EXCEPT
(See instructions below)

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

2.	In their discretion, upon such other business as may properly come before the meeting, or at any adjournment thereof.

TO INCLUDE ANY COMMENTS, USE THE COMMENTS BOX ON THE REVERSE SIDE OF THIS CARD.

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

We are proud to announce our fifth consecutive year of record total revenues and net earnings, and earnings per share. For five years we have invested heavily in our most valuable asset, human capital. We have worked hard to expand and diversify our product offerings throughout the firm to add value for our clients. By combining our substantial investment in human capital and leveraging one of the strongest capital markets platforms on Wall Street, we have evolved into a well-positioned full service investment bank and institutional securities firm focused on growing and mid-sized companies and their investors.

We will continue to work our hardest to achieve superior short- and long-term results for our shareholders. We will also continue to invest heavily in our unique platform to best position ourselves as a leader for middle market issuers and investors. We will strive to maintain a high employee ownership level. We will work hard to maintain our high ethical standards, our variable cost structure, our non-bureaucratic and responsive management structure, and our entrepreneurial spirit. We will differentiate ourselves by providing the best client service in the industry.

We are thankful to all of our constituents and could not have achieved these results without the loyalty and support of an active and successful client base, the hard work and dedication of our employees, the guidance and wisdom of our fellow Board and Executive Committee members, and the confidence of our shareholders.

Richard B. Handler Chairman and CEO	John C. Shaw, Jr. President and COO

PROXY
JEFFERIES GROUP, INC.

Proxy for the Annual Meeting of Shareholders May 23, 2005

Solicited on Behalf of the Board of Directors of the Company

The undersigned holder(s) of common shares of JEFFERIES GROUP, INC., a Delaware corporation (the “Company”), hereby appoints Richard B. Handler and John C. Shaw Jr., and each of them, attorneys of the undersigned, with power of substitution, to vote all shares of the common shares that the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held on Monday, May 23, 2005, at 9:30 a.m. local time, and at any adjournment thereof, as directed on the reverse hereof, hereby revoking all prior proxies granted by the undersigned.

(Continued and to be signed on the reverse side)

COMMENTS:

ANNUAL MEETING OF SHAREHOLDERS OF

JEFFERIES GROUP, INC.

May 23, 2005

PROXY VOTING INSTRUCTIONS

MAIL — Date, sign and mail your proxy card in the
envelope provided as soon as possible.

- OR -

TELEPHONE — Call toll-free 1-800-PROXIES (1-800-776-9437) from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

- OR -

INTERNET — Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.

COMPANY NUMBER
ACCOUNT NUMBER

You may enter your voting instructions at 1-800-PROXIES or www.voteproxy.com up until 11:59 PM
Eastern Time the day before the cut-off or meeting date.

â Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. â

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors.

NOMINEES:
☐ FOR ALL NOMINEES	¡	W. Patrick Campbell
	¡	Richard G. Dooley
☐ WITHHOLD AUTHORITY	¡	Richard B. Handler
FOR ALL NOMINEES	¡	Frank J. Macchiarola
	¡	John C. Shaw, Jr.
☐ FOR ALL EXCEPT
(See instructions below)

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

2.	In their discretion, upon such other business as may properly come before the meeting, or at any adjournment thereof.

TO INCLUDE ANY COMMENTS, USE THE COMMENTS BOX ON THE REVERSE SIDE OF THIS CARD.

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.